Exhibit 99.1

                 VESTA INSURANCE APPOINTS BDO SEIDMAN AS AUDITOR

BIRMINGHAM, Ala., Dec. 6 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that it has engaged BDO Seidman LLP as its independent registered public accounting firm for 2005. BDO Seidman will begin auditing the Company's 2005 financial statements effective immediately, replacing PricewaterhouseCoopers LLP, who will complete the audit for the year ended December 31, 2004, as previously announced.

"BDO Seidman has the industry experience and resources available to provide timely, efficient and independent audit services," said Norman W. Gayle, III, President and CEO. "We are very pleased to announce the engagement of BDO Seidman as our new independent auditor."

Vesta also announced today that its primary insurance company subsidiaries have increased the residential property quota share reinsurance agreement to 75% from 50% effective December 1, 2005 to June 30, 2006. Pursuant to this reinsurance contract, Vesta's property and casualty subsidiaries will cede an additional 25% of the Companies' unearned premium for policies in force as of December 1, 2005 and of the written premium for policies issued or renewed during the term of the agreement. As a result, the Company will expand its coverage for catastrophe losses and will realize an improvement in its net written premium to statutory surplus leverage ratio. The Company expects annual net written premium to be approximately $100 million on an annualized basis.

About Vesta Insurance Group, Inc.

Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer residential property insurance in targeted states.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             12/06/2005
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com /
    (VTA)